Execution Version

SECOND AMENDMENT TO NOTE PURCHASE
AND PRIVATE SHELF AGREEMENT
SECOND AMENDMENT TO NOTE PURCHASE AND PRIVATE SHELF AGREEMENT (this “Amendment”), dated as of July 31, 2012, among Checkpoint Systems, Inc., a Pennsylvania corporation (the “Company”), each Subsidiary of the Company identified as “Subsidiary Guarantors” on the signature pages hereto (the “Subsidiary Guarantors”), and each of the holders of Notes that is a signatory to this Amendment (the “Noteholders”). Except as provided below, capitalized terms used in this Amendment and not defined herein have the respective meanings set forth on Schedule B to the Note Purchase Agreement described below.
R E C I T A L S:
WHEREAS, the Company, Prudential and the Noteholders are parties to that certain Note Purchase and Private Shelf Agreement dated as of July 22, 2010 (the “Existing Note Purchase Agreement”; and as amended by the First Amendment to Note Purchase Agreement and Private Shelf Agreement, dated as of February 17, 2012 and by this Amendment and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”);
WHEREAS, pursuant to the Existing Note Purchase Agreement, the Company issued, and the Noteholders purchased, the Company's (a) 4.00% Series A Senior Secured Notes due July 22, 2015 in the aggregate principal amount of $25,000,000 (the “Existing Series A Notes”), (b) 4.38% Series B Senior Secured Notes due July 22, 2016 in the aggregate principal amount of $25,000,000 (the “Existing Series B Notes”) and (c) 4.75% Series C Senior Secured Notes due July 22, 2017 in the aggregate principal amount of $25,000,000 (the “Existing Series C Notes” and together with the Series A Notes and the Series B Notes, collectively, the “Existing Notes”); and
WHEREAS, the Company desires to amend certain provisions of the Existing Note Purchase Agreement, and the Noteholders have agreed to make such amendments, subject to the terms and conditions set forth in this Amendment.
NOW, THEREFORE, the parties hereto agree as follows:

1.	AMENDMENTS TO EXISTING NOTE PURCHASE AGREEMENT.
1.Amendments to Information Requirements (Section 7). Section 7.1 of the Existing Note Purchase Agreement is hereby amended by adding the following clauses (h), (i), (j) and (k), relettering clause (h) as clause (l), and making the appropriate punctuation and grammatical changes, and by adding the unlettered paragraph below immediately following relettered clause (l):
(h)     Monthly Financial Statements -- as soon as available, but in any event within thirty (30) days after the end of each fiscal month of each fiscal year of the Company (commencing with the fiscal month ending July 22, 2012), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal month, the related consolidated statements of income or operations and cash flows for such fiscal month and for the portion of the Company's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year‑end audit adjustments and the absence of footnotes; provided, that with respect to fiscal months constituting the last month in a Fiscal Quarter or a fiscal year, such monthly financial statements may be delivered concurrently with the financial statements required to be delivered pursuant to Sections 7.1(a) and (b) hereof, as applicable; provided further, that (i) the Company shall not be required to provide the foregoing financial information for the month of January of each fiscal year and (ii) the financial information provided for the month of February of each fiscal year shall combine financial information for such fiscal month and for the month of January of the same fiscal year;
(i)    Projections -- (i) on or before the Second Amendment Effective Date (the “Projections Delivery Date”), a 13-week projection of cash flows of the Credit Parties as of the Projections Delivery Date (the “Initial 13-Week Projections”); and (ii) on the day that is five weeks after the Projections Delivery Date and every four (4) weeks thereafter, updated 13-week projections of cash flows of the Credit Parties as of such date (the “Revised 13-Week Projections”), with a detailed explanation of material variances in the 9-week overlapping period from the Initial 13-Week Projections or the Revised 13-Week Projections, as applicable, in each case, in form and detail reasonably acceptable to the Required Holders (it being understood that such projections shall be deemed to be acceptable to the Required Holders unless they object thereto within 10 days of the receipt thereof);
(j)    Variances -- as soon as available, but in any event on the second Business Day of every other week beginning with the second Business Day of the third week following the Second Amendment Effective Date, a report setting forth the actual cash flow and variances against the Initial 13-Week Projections or Revised 13-Week Projections, as applicable, for (i) the two weeks immediately preceding such second Business Day set forth on a week-by-week basis, and (ii) the period to date from the inception of such Initial 13-Week Projections or Revised 13-Week Projections with a detailed explanation of material variances between actual cash flow and the 13-Week Projections or Revised 13-Week Projections, as applicable;
(k)    Cash Balances -- as soon as available, but in any event on or before the close of business on the first Business Day of each week, the cash balance of the Company and its Subsidiaries as of the end of the immediately preceding week; and
Notwithstanding anything herein to the contrary, the Company's obligations under Sections 7.1(h), (i), (j) and (k) above shall terminate, immediately and automatically without any further action by the holders of Notes, at such time that the Company has achieved (i) a Leverage Ratio of less than or equal to 2.75 to 1.0 and (ii) a Fixed Charge Coverage Ratio of greater than or equal to 1.25 to 1.0, in each case, for two consecutive Fiscal Quarters after the Second Amendment Effective Date, as reported in the most recent compliance certificate required to be delivered pursuant to Section 7.2(a).
2.Amendments to Compliance Certificate and Other Information Requirements (Section 7.2).
(a)    Section 7.2(a)(i) of the Existing Note Purchase Agreement is hereby amended and restated to read as follows:
(i)    Covenant Compliance - the information (including detailed calculations) required in order to establish (A) whether the Company was in compliance with the requirements of Section 9.8 during the interim or annual period covered by the financial statements then being furnished (including with respect to such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence), (B) whether the Company has met the conditions in the penultimate paragraph of Section 7.1, and in Section 8.7(c), Section 9.8(d), clause (e)(iv) of Section 10.9 and the last sentence of Section 9.13, in each case as of the end of the interim or annual period covered by such financial statements then being furnished and (C) the interest rate applicable to the Notes pursuant to the first paragraph thereof, and including, with respect to Section 8.7(c) and the interest rate applicable to the Notes, a calculation of the Original Fixed Charge Coverage Ratio and the Original Leverage Ratio as of the end of the interim or annual period covered by such financial statements; and
(b)    Section 7.2(b)(i) of the Existing Note Purchase Agreement is hereby amended by inserting at the end of such Section immediately prior to the semi-colon “and the updated schedules and information provided to the administrative agent for the Banks under Section 5.2(c) of the Bank Credit Agreement”.
3.Amendments to Prepayment Provisions (Section 8).
(a)    The definition of “Remaining Scheduled Payments” appearing in Section 8.6 of the Existing Note Purchase Agreement is hereby amended by inserting the following parenthetical expression immediately following the phrase “interest thereon” in the second line thereof:
(assuming, in all cases, that the interest rate in effect on the Settlement Date shall be in effect through the maturity date of such Note)
(b)    A new Section 8.7 is hereby added to the Existing Note Purchase Agreement to read as follows:
Section 8.7    Certain Prepayments.
(a)    Subject to Section 8.7(c), immediately upon receipt by any Bank Credit Party or any of its Subsidiaries of the proceeds of any Equity Issuance or Debt Issuance (and in no event later than any payment of a portion of such proceeds to any Bank), the Company shall pay to each holder of Notes an amount such that, after giving effect to the payment thereof, the payment of the related amount to all other holders, and the aggregate payment of such proceeds to the Banks (whether applied to a prepayment of Loans or a Cash Collateralization of L/C Obligations), such holder shall have received its Pro Rata Share (as defined in the Intercreditor Agreement) of the aggregate amount of all such payments. Such Pro Rata Share shall constitute a prepayment of the principal amount of such Notes, and shall be made together with interest accrued to the date of prepayment and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. This Sections 8.7(a) shall not apply to the extent, but only to the extent, that any such proceeds are applied to a repayment or prepayment of Loans (as defined in the Bank Credit Agreement) advanced after the Second Amendment Effective Date or to the Cash Collateralization of L/C Obligations (as each of such terms is defined in the Bank Credit Agreement) in excess of the Letters of Credit Threshold at the time such Cash Collateralization is effected (the Loans advanced at such time and such L/C Obligations in excess of the Letters of Credit Threshold being referred to herein, collectively, as “New Bank Exposure”). For the avoidance of doubt, if the proceeds of any Equity Issuance or Debt Issuance exceed the amount of New Bank Exposure immediately prior to the application of such proceeds to repay or prepay outstanding Loans or Cash Collateralize L/C Obligations, then this Section 8.7(a) shall apply only to the proceeds remaining after the repayment, prepayment or Cash Collateralization, as the case may be, of such New Bank Exposure.
(b)    Subject to Section 8.7(c), simultaneously with any repayment or prepayment of Loans or any Cash Collateralization of L/C Obligations other than as contemplated by Section 8.7(a) (and, for the avoidance of doubt, other than any such repayment, prepayment or Cash Collateralization made from the proceeds of the issuance of Indebtedness excluded from the definition of “Debt Issuance” under clause (a) or clause (b) of the definition of that term), the Company shall pay to each holder of Notes an amount such that, after giving effect to the payment thereof, the payment of the related amount to all other holders, and the aggregate payment applied to a repayment or prepayment of the Loans or the Cash Collateralization of L/C Obligations, such holder shall have received its Pro Rata Share of the aggregate amount of all such payments. Such prepayment of Notes shall be made with interest accrued to the date of prepayment and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. This Sections 8.7(b) shall not apply to the extent, but only to the extent, that such repayment or prepayment is made of Loans advanced after the Second Amendment Effective Date or such Cash Collateralization is of L/C Obligations in excess of the Letters of Credit Threshold at the time such Cash Collateralization is effected. For the avoidance of doubt, if the amount applied to any such repayment, prepayment or Cash Collateralization exceeds the amount of New Bank Exposure immediately prior to such application, then this Section 8.7(b) shall apply only to the amount of such excess.
(c)    The Company's obligations under this Section 8.7 shall terminate, immediately and automatically without any further action by the holders of Notes, at such time that the Company has achieved (i) an Original Leverage Ratio of less than or equal to 2.75 to 1.0 and (ii) an Original Fixed Charge Coverage Ratio of greater than or equal to 1.25 to 1.0, in each case, for two consecutive Fiscal Quarters after the Second Amendment Effective Date, as reported in the most recent compliance certificate required to be delivered pursuant to Section 7.2(a).
For the avoidance of doubt, Loans outstanding prior to the Second Amendment Effective Date that are extended into a subsequent interest period or are converted into another type of Loan under the Bank Credit Agreement shall not be considered to be advanced after the Second Amendment Effective Date for purposes of this Section 8.7.
(c)    A new Section 8.8 is hereby added to the Existing Note Purchase Agreement to read as follows:
Section 8.8    Treatment of Set-off Prepayments. If any prepayment is made in respect of the Notes as a result of the sharing of a Set-off Payment (as defined in, and made pursuant to, Section 2(A) of the Intercreditor Agreement), such prepayment shall be deemed to be an optional prepayment pursuant to Section 8.2 of this Agreement and shall be made together with the applicable Make-Whole Amount and interest accrued to the date of prepayment.
4.Amendments to Affirmative Covenants (Section 9).
(a)Section 9.2 of the Existing Note Purchase Agreement is hereby amended by adding a new sentence at the end thereof to read as follows:
The Collateral Agent shall be named (a) as lenders' loss payee, as its interest may appear with respect to any property insurance, and (b) as additional insured, as its interest may appear, with respect to any such liability insurance, and, subject to the terms of Section 9.12(f) and unless otherwise agreed to by the Collateral Agent in its sole discretion, each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments to be furnished to the Collateral Agent, that it will give the Collateral Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled, and such policies shall provide that no act or default of the Credit Parties or any of their Subsidiaries or any other Person shall affect the rights of the Collateral Agent or the Secured Parties under such policy or policies.
(b)Clause (a) of Section 9.8 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:
(a)    Leverage Ratio. The Company will, on a consolidated basis, maintain a Leverage Ratio as of the end of each Fiscal Quarter of less than or equal to the ratio set forth opposite such Fiscal Quarter below:

Fiscal Quarter Ending	Leverage Ratio
For the Fiscal Quarter ending June 24, 2012	5.25 to 1.00
For the Fiscal Quarter ending September 23, 2012	6.50 to 1.00
For the Fiscal Quarter ending December 30, 2012	5.50 to 1.00
For the Fiscal Quarter ending March 31, 2013	3.50 to 1.00
For the Fiscal Quarter ending June 30, 2013 and for each Fiscal Quarter thereafter	2.75 to 1.00

(c)    Clause (b) of Section 9.8 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:
(b)    Fixed Charge Coverage Ratio. The Company will, on a consolidated basis, maintain a Fixed Charge Coverage Ratio as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 30, 2012, of greater than or equal to the following:

Fiscal Quarter Ending	Ratio
For the Fiscal Quarter ending December 30, 2012	1.00 to 1.00
For the Fiscal Quarter ending March 31, 2013 and for each Fiscal Quarter thereafter	1.25 to 1.00

(c)Section 9.8 of the Existing Note Purchase Agreement is hereby amended by adding a new clause (d) to read as follows:
(d)    Maximum Consolidated Capital Expenditures. Until such time that the Company has achieved (i) a Leverage Ratio of less than or equal to 2.75 to 1.0 and (ii) a Fixed Charge Coverage Ratio of greater than or equal to 1.25 to 1.0 as reported in the most recent compliance certificate required to be delivered pursuant to Section 7.2(a), Consolidated Capital Expenditures made during each fiscal year of the Company, shall be less than or equal to the amounts set forth below:

Fiscal Year Ending	Amount
December 30, 2012	$20,000,000
December 29, 2013	$20,000,000

(d)Clause (a) of Section 9.9 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:
(a)    Domestic Collateral.

(i)    Pledged Equity Interests. Each Domestic Credit Party will cause 100% of the Equity Interests in each of its direct or indirect Domestic Subsidiaries (other than (i) Checkpoint Systems Holding, Inc. and (ii) a Domestic Subsidiary that is owned by a Foreign Subsidiary) and 65% (to the extent the pledge of a greater percentage would be unlawful or would cause any Material adverse tax consequences to any Bank Credit Party) of the voting Equity Interests and 100% of the non-voting Equity Interests of its first-tier Foreign Subsidiaries (other than Equity Interests in Checkpoint Systems Japan Co. Ltd.), in each case to the extent owned by such Domestic Credit Party, to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Collateral Agent shall reasonably request.

(ii)    Intercompany Notes. Subject to the terms of Section 9.12(e), the Company (A) will cause each loan or advance by the Company to any Subsidiary to be evidenced by a promissory note, (B) deliver such promissory note to the Collateral Agent, together with an appropriate allonge or other endorsement reasonably satisfactory to the Collateral Agent and (C) execute such Security Documents in connection with the pledge of such promissory note as the Collateral Agent may require.

(iii)    Personal Property. Each Domestic Credit Party will cause all tangible and intangible personal property of the Domestic Credit Parties now owned or hereafter acquired to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Collateral Agent pursuant to the terms and conditions of this Agreement and the Security Documents or such other security documents as the Collateral Agent shall reasonably request.

(iv)    Real Property. To the extent otherwise permitted hereunder, if any Domestic Credit Party acquires a fee ownership interest in any real property (“Real Estate”) after the Second Amendment Effective Date, it shall provide to the Collateral Agent within sixty (60) days of such acquisition (or such extended period of time as agreed to by the Collateral Agent) such security documentation as the Collateral Agent may request to cause such fee ownership interest in Real Estate to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Collateral Agent and such other documentation as the Collateral Agent may reasonably request in connection with the foregoing, including, without limitation, title reports, title insurance policies, surveys, appraisals, zoning letters, environmental reports and opinions of counsel, all in form and substance reasonably satisfactory to the Collateral Agent.

All Collateral referenced in this clause (a) shall be referred to as the “Domestic Collateral”.

(e)A new Section 9.10 is hereby added to the Existing Note Purchase Agreement to read in its entirety as follows:
Section 9.10    Landlord Waivers. In the case of any personal property Collateral located at any premises leased by a Domestic Credit Party with a Collateral value in excess of $250,000, the Domestic Credit Parties will provide the Collateral Agent with such estoppel letters, consents and waivers from the landlords on such real property to the extent (a) requested by the Collateral Agent and (b) such Domestic Credit Parties are able to secure such letters, consents and waivers after using commercially reasonable efforts (such letters, consents and waivers shall be in form and substance satisfactory to the Collateral Agent).
(f)A new Section 9.11 is hereby added to the Existing Note Purchase Agreement to read in its entirety as follows:
Section 9.11    Further Assurances. Upon the reasonable request of the Required Holders or the Collateral Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the UCC or any other Requirement of Law which are necessary or advisable to maintain in favor of the Collateral Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Financing Documents and all applicable Requirements of Law.
(g)A new Section 9.12 is hereby added to the Existing Note Purchase Agreement to read in its entirety as follows:
Section 9.12.    Post-Closing Covenant.

(a)     On or before the date that is sixty (60) days after the Second Amendment Effective Date, or such longer period as agreed to by the Collateral Agent in its discretion, the Collateral Agent shall have received, in form and substance satisfactory to the Collateral Agent (and the holders of Notes shall have received copies of):

(i)     fully executed and notarized Mortgage Instruments encumbering the Mortgaged Properties as to properties owned by the Domestic Credit Parties;

(ii)     a title report in respect of each of the Mortgaged Properties;

(iii)     with respect to each Mortgaged Property, a Mortgage Policy assuring the Collateral Agent that the Mortgage Instrument with respect to such Mortgaged Property creates a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens (other than those described in clause (n) of the definition of such term), which Mortgage Policy shall be in form and substance reasonably satisfactory to the Collateral Agent and shall provide for affirmative insurance and such reinsurance as the Collateral Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Collateral Agent;

(iv)     evidence as to (A) whether any Mortgaged Property is a Flood Hazard Property and (B) if any Mortgaged Property is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (2) the applicable Domestic Credit Party's written acknowledgment of receipt of written notification from the Collateral Agent (I) as to the fact that such Mortgaged Property is a Flood Hazard Property and (II) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (3) copies of insurance policies or certificates of insurance of the Domestic Credit Parties and their Subsidiaries evidencing flood insurance reasonably satisfactory to the Collateral Agent and naming the Collateral Agent as loss payee on behalf of the holders of Notes;

(v)     maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Collateral Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date satisfactory to each of the Collateral Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to each of the Collateral Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2005, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites necessary to use the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; and (F) if the site is described as being on a filed map, a legend relating the survey to said map; provided that the Collateral Agent, in its sole discretion, may waive all or a portion of the foregoing survey requirements or accept an existing survey with respect to any Mortgaged Property in satisfaction of the foregoing requirements to the extent the Mortgaged Policy with respect to such Mortgaged Property is in form and substance satisfactory to the Collateral Agent;

(vi)     copies of the most recent third-party environmental reviews of all Mortgaged Properties, including but not limited to Phase I environmental assessments;

(vii)     to the extent requested by the Collateral Agent, opinions of counsel to the Domestic Credit Parties for each jurisdiction in which the Mortgaged Properties are located;

(viii)     to the extent the Mortgage Policies do not provide zoning endorsements and to the extent available, zoning letters from each municipality or other Governmental Authority for each jurisdiction in which the Mortgaged Properties are located; and

(ix)     an appraisal of each Mortgaged Property, in form and substance satisfactory to the Collateral Agent.
(b)    On or before the date that is forty-five (45) days after the Second Amendment Effective Date, or such longer period as agreed to by the Collateral Agent in its discretion, the holders of Notes shall have received, in form and substance satisfactory to the Collateral

Agent, in the case of any personal property Collateral located at premises leased by a Domestic Credit Party as set forth on Schedule 3.8(ii) of the Second Amendment, copies of such estoppel letters, consents and waivers from the landlords of such real property to the extent required in accordance with Section 9.10.
(c)    On or before the date that is forty-five (45) days after the Second Amendment Effective Date, or such longer period as agreed to by the Collateral Agent in its discretion, the holders of Notes shall have received, in form and substance satisfactory to the Collateral Agent, copies of Deposit Account Control Agreements to the extent required by Section 10.15.
(d)    On or before the date that is forty-five (45) days after the Second Amendment Effective Date, or such longer period as agreed to by the Collateral Agent in its discretion, the holders of Notes shall have received, in form and substance satisfactory to the Collateral Agent, copies of Securities Account Control Agreements to the extent required by Section 10.15.
(e)    On or before the date that is thirty (30) days after the Second Amendment Effective Date, or such longer period as agreed to by the Collateral Agent in its discretion, the Collateral Agent shall have received, in form and substance satisfactory to the Collateral Agent, all intercompany notes in the possession of any of the Credit Parties and required to be pledged as Collateral pursuant to Section 9.9, together with applicable allonges or assignments as may be necessary or appropriate to perfect the Collateral Agent's and the holders of Notes' security interest in such Collateral, and the holders of Notes shall have received copies of such intercompany notes, allonges and/or assignments.
(f)    On or before the date that is forty-five (45) days after the Second Amendment Effective Date, or such longer period as agreed to by the Collateral Agent in its discretion, the Collateral Agent shall have received, in form and substance satisfactory to the Collateral Agent, endorsements of insurance evidencing liability, casualty, property and business interruption insurance meeting the requirements set forth herein or in the Security Documents, and the holders of Notes shall have received copies thereof.
(g) On or before the date that is seven (7) days after the Second Amendment Effective Date, or such longer period as agreed to by the Required Holders in their discretion, the holders of Notes shall have received, in form and substance satisfactory to them, an opinion of Ohio counsel with respect to J&F International USA, Inc.
(h)A new Section 9.13 is hereby added to the Existing Note Purchase Agreement to read in its entirety as follows:
Section 9.13.    Financial Advisor. Upon the occurrence of the following, (i) the Bank Credit Parties have Liquidity of less than $75,000,000 and (ii) the Leverage Ratio is greater than or equal to (A) 6.25 to 1.0 for the Fiscal Quarter ending September 23, 2012, (B) 5.00 to 1.0 for the Fiscal Quarter ending December 30, 2012 or (C) 3.25 to 1.0 for the Fiscal Quarter ending March 25, 2013, the Required Holders, on behalf of all holders of Notes, or counsel to the Required Holders may engage the services of a financial advisor to conduct reviews of, and otherwise to advise and assist the holders of the Notes and their counsel with their on-going assessment of, the Credit Parties' and their respective Subsidiaries' financial affairs, finances, financial condition, business and operations, of such scope as the Required Holders or counsel to the Required Holders may determine from time to time. The financial advisor shall provide services for such duration as the Required Holders shall require. Such financial advisor shall not be an agent of any Bank Credit Party or any Affiliate thereof and shall owe its duties solely to the holders of the Notes or their counsel (as applicable). The Company hereby agrees, and shall cause each of the Bank Credit Parties, to grant the financial advisor commercially reasonable access to all of their and their respective Subsidiaries' books and records, properties, locations, financial consultants, and officers for purposes of conducting its analysis and examination with reasonable prior notice (which need not be in writing). The Company (on behalf of itself and the other Bank Credit Parties) further acknowledges and agrees that the holders of the Notes may elect to maintain the confidentiality of any conclusions reached or reports prepared by any advisor and may also provide that any advisor's conclusions shall be covered by the attorney work-product privilege. The Credit Parties agree to pay all of the documented fees and out-of-pocket costs and expenses incurred by such financial advisor in connection with its activities. All of such fees and out-of-pocket costs and expenses, if not sooner paid by the Company, shall be due and payable within five (5) Business Days' of demand. The Company agrees to pay over to counsel to the Required Holders (or as otherwise instructed by the Required Holders) on demand any customary amount which may be requested by such counsel for purposes of providing a retainer to the financial advisor. All documented fees and out-of-pocket costs and expenses of the financial advisor shall constitute part of the Credit Party Obligations owing hereunder and the Financing Documents, and shall, in each case, be secured by all “Collateral” under the Financing Documents. Notwithstanding the foregoing, the holders of Notes shall terminate the engagement of any financial advisor engaged pursuant to this Section 9.13 promptly after such time as the Company has achieved (i) a Leverage Ratio of less than or equal to 2.75 to 1.0 and (ii) a Fixed Charge Coverage Ratio of greater than or equal to 1.25 to 1.0, in each case, for two consecutive Fiscal Quarters after the Second Amendment Effective Date, as reported in the most recent compliance certificate required to be delivered pursuant to Section 7.2(a).
5.Amendments to Negative Covenants (Section 10).
(a)Clause (d) of Section 10.1 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:
(d)    Indebtedness of the Company and its Subsidiaries incurred after the 2010 Notes Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset, in an aggregate principal amount not to exceed $5,000,000 at any time; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset and (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;
(b)Clause (g) of Section 10.1 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:
(g)    (i) Guaranty Obligations in respect of Indebtedness of the Company or any of its Subsidiaries to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section, (ii) Guaranty Obligations incurred in the ordinary course of business by the Company or any of its Subsidiaries of obligations of any wholly-owned Subsidiary with respect to: (A) real estate lease payments and (B) payments to vendors for products for resale; provided that the amount of such payments guaranteed pursuant to this subclause (g)(ii) shall not exceed $5,000,000 in the aggregate at any time outstanding, and (iii) Guaranty Obligations incurred in the ordinary course of business by the Company of obligations of any wholly-owned Foreign Subsidiary with respect to payments to third parties incurred in connection with establishing, maintaining and operating an international cash pooling system among the Company's wholly-owned Foreign Subsidiaries to meet requirements of intraday and overdraft limits and concentration of cash balances to facilitate cash management among such Foreign

Subsidiaries; provided that the aggregate amount of such payments guaranteed pursuant to this subclause (g)(iii) shall not exceed $5,000,000 in the aggregate at any time outstanding;
(c)Section 10.1 of the Existing Note Purchase Agreement is hereby amended by adding the following new paragraph to the end of such Section:
Notwithstanding the foregoing provisions of this Section 10.2, the Credit Parties shall not be permitted to grant any Liens with respect to the assets of Brilliant Label Manufacturing Limited.
(d)Clause (a)(vii) of Section 10.4 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:
(vii)    intercompany sales, leases and transfers of assets from Bank Credit Parties to Foreign Subsidiaries not otherwise permitted pursuant to this Section 10.4(a) (“Additional Permitted Intercompany Transfers”); provided that (A) the fair market value of such intercompany sales, leases and transfers of assets (taken together with all Additional Permitted Intercompany Loans) shall not exceed the Intercompany Asset Sale and Investment Basket, (B) such intercompany sales, leases and transfers of assets shall be for fair market value, (C) the consideration received for such intercompany sales, leases and transfers of assets shall be in the form of cash or Cash Equivalents and (D) such consideration shall be received by such Bank Credit Parties prior to July 22, 2014;
(e)Clause (a)(xi) of Section 10.4 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:
(xi)    the sale, lease or transfer of property or assets constituting Project Gold and Project Silver; provided, that the proceeds of any such sale, lease or transfer are deposited and maintained in an account with the Collateral Agent or a Bank until such proceeds are used for a purpose not prohibited by this Agreement;
(f)Clause (g) of Section 10.5 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:
(g)    the Company and its Subsidiaries may make or permit to remain outstanding any Investment in any other Person, which is not otherwise included in the foregoing clauses (a) through (f), inclusive; provided that the aggregate of such Investments shall not, at any time, exceed $20,000,000; provided further to the extent such Investment is an acquisition of the assets or a majority of the Voting Stock or economic interests of a Person or any division, line of business or other business unit of a Person, such acquisition shall meet the requirements set forth in the definition of Permitted Acquisition in Schedule B.
(g)Section 10.9 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:
Section 10.9    Restricted Payments.    The Company will not and will not permit any Subsidiary to directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Equity Interests of such Person, (b) any Subsidiary may make dividends or other distributions payable to the Company (directly or indirectly through Subsidiaries), (c) any Foreign Subsidiary may make dividends or other distributions payable to the Company, CP International Systems C.V., Checkpoint Systems Europe GmbH or Checkpoint Systems Holding GmbH (directly or indirectly through Subsidiaries), (d) each of Checkpoint Systems Europe GmbH and/or Checkpoint Systems Holding GmbH may make compensatory payments to their respective Subsidiaries if and to the extent required under any domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Ergebnisabfuhrungsvertrag) with such Subsidiary and (e) the Company may make other Restricted Payments so long as, after giving effect thereto (i) on a Pro Forma Basis, no Default or Event of Default shall then exist or would exist after giving effect thereto, (ii) the Credit Parties certify to the holders of the Notes that the Credit Parties will be in compliance on a Pro Forma Basis with all of the terms and provisions of the financial covenants set forth in Section 9.8, (iii) immediately after the making of such Restricted Payment (A) the Credit Parties shall have at least $50,000,000 (or the Foreign Currency Equivalent thereof) of cash on deposit in readily available funds (without causing any adverse tax consequences) and/or the ability to borrow under the Bank Credit Agreement without causing a violation of any covenant and (B) the Credit Parties (in the aggregate) shall have the ability (but shall not be required) to borrow at least $20,000,000 (or the Foreign Currency Equivalent thereof) under the Bank Credit Agreement without causing a default or event of default thereunder, (iv) after giving effect to such Restricted Payment, the Leverage Ratio shall be less than 2.00 to 1.0 on a Pro Forma Basis and (v) the Company shall have achieved (A) a Leverage Ratio of less than or equal to 2.75 to 1.0 and (B) a Fixed Charge Coverage Ratio of greater than or equal to 1.25 to 1.00, in each case, for the two consecutive Fiscal Quarters prior to giving effect to such Restricted Payment (both of which Fiscal Quarters shall have ended after the Second Amendment Effective Date), as reported in the most recent compliance certificate required to be delivered pursuant to Section 7.2(a).
(h)A new Section 10.15 is hereby added to the Existing Note Purchase Agreement to read in its entirety as follows:
Section 10.15     Account Control Agreements; Additional Bank Accounts. Each of the Domestic Credit Parties will maintain all checking, savings or other accounts (including securities accounts) with the Administrative Agent (as defined in the Bank Credit Agreement), except those checking, savings or other accounts (including securities accounts) on Schedule 3.11 so long as such accounts are (a) deposit accounts that are subject to a Deposit Account Control Agreement or other security agreement satisfactory to the Collateral Agent or (b) securities accounts that are subject to a Securities Account Control Agreement or other security agreement satisfactory to the Collateral Agent or (c) deposit accounts, so long as at any time the balance in any such deposit account does not exceed $250,000 and the aggregate balance in all such deposit accounts does not exceed $1,000,000.
(i)A new Section 10.16 is hereby added to the Existing Note Purchase Agreement to read in its entirety as follows:
Section 10.16     Borrowings under Refinanced Credit Agreement. In the event there is a refinancing of the Bank Credit Agreement that is in effect on the Second Amendment Effective Date, as it may be amended or otherwise modified from time to time thereafter other than in connection with a refinancing thereof (such Bank Credit Agreement being referred to herein as the “Original Bank Credit Agreement”, and the agreement evidencing the refinancing thereof being referred to herein as the “Refinanced Credit Agreement”), as contemplated by Section 8.7(a) and (b), the aggregate principal amount of the obligations (including, without limitation, the face amount of letters of credit) that the Company and its Subsidiaries shall be permitted to have outstanding at any time under the Refinanced Credit Agreement shall not exceed the maximum amount of such obligations of the Company and its Subsidiaries that could have been outstanding under the Original Bank Credit Agreement at such time; provided that the foregoing limitation shall cease to apply at such time as the conditions set forth in Section 8.7(c) have been satisfied.

6.Amendments to Schedule B (Defined Terms).
(a)The following definitions are hereby added to Schedule B to the Existing Note Purchase Agreement in their appropriate alphabetical position:
“Additional Permitted Intercompany Transfers” is defined in Section 10.4(a)(vii).

“All-Tag Litigation” means the patent infringement action with respect to a security tag manufactured by All-Tag Security S.A. and All-Tag Security Americas, Inc., originally filed in the Eastern District of Pennsylvania on May 1, 2001, and concluded on January 20, 2008, in which certain post-closing motions are currently pending.

“Bank Credit Party” means a “Credit Party” under and as defined in the Bank Credit Agreement.

“Canadian Fraud Claim” means the insurance claim filed by the Company with its insurance provider for the unrecovered amount of the loss resulting from fraudulent activities of a certain former employee of the Company's Canada sales subsidiary as part of the transition of the Company's Canadian operations into its shared service environment.

“Debt Issuance” means the issuance of any Indebtedness by the Company or any of its Subsidiaries, excluding (a) any Equity Issuance and Indebtedness of the Company and its Subsidiaries permitted to be incurred pursuant to Sections 10.1(a)-(h) hereof, but specifically including Indebtedness incurred pursuant to Section 2.4 of the Bank Credit Agreement or Section 2.2 of this Agreement and (b) any refinancing of Credit Party Obligations (as defined in the Bank Credit Agreement) under the Bank Credit Documents so long as (i) no Event of Default has occurred and is continuing at the time of such refinancing, (ii) the commitments with respect to such refinancing shall not exceed $125,000,000, (iii) the outstanding principal amount of such refinancing shall not exceed at any time an amount equal to the Aggregate Revolving Commitments (as defined in the Bank Credit Agreement) immediately prior to such refinancing and (iv) the Company has achieved either (A) a Leverage Ratio of less than or equal to 3.00 to 1.0 for the Fiscal Quarter ending March 31, 2013 and a Leverage Ratio of less than or equal to 2.50 to 1.0 for the Fiscal Quarter ending June 30, 2013 or (B) a Leverage Ratio of less than or equal to 2.75 to 1.0 for the Fiscal Quarters ending March 31, 2013 and June 30, 2013, in either case as reported on the most recent compliance certificate required to be delivered pursuant to Section 7.2(a).

“Deposit Account Control Agreement” means, with respect to deposit accounts of any Domestic Credit Party, an agreement among the applicable Domestic Credit Party, a depository institution, and the Collateral Agent, which agreement is in a form acceptable to the Collateral Agent and which provides the Collateral Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) described therein, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Domestic Collateral” is defined in Section 9.9(a).

“Domestic Credit Party” means a Credit Party organized or incorporated under the laws of the United States of America or any state or commonwealth thereof or under the laws of the District of Columbia.

“Equity Issuance” means any issuance by any Credit Party or any Subsidiary to any Person which is not a Credit Party or a Subsidiary of (a) shares or interests of its Equity Interests, (b) its Equity Interests pursuant to the exercise of options or warrants or similar rights, (c) any shares or interests of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) warrants or options or similar rights that are exercisable or convertible into shares or interests of its Equity Interests. The term “Equity Issuance” shall not include (i) any Equity Interests issued as consideration for a Permitted Acquisition for which there are no net cash proceeds and (ii) any Equity Interests issued under any employee stock option plan.

“Fiscal Quarter” means any Fiscal Quarter of the Company.

“Flood Hazard Property” means any Mortgaged Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Foreign Credit Party” means any Credit Party that is not a Domestic Credit Party.

“Initial 13-Week Projections” has the meaning set forth in Section 7.1(i).

“Letters of Credit Threshold” means all Letters of Credit (as defined in the Bank Credit Agreement) outstanding on the Second Amendment Effective Date in an aggregate amount equal to $1,416,600.00.

“Liquidity” means, as of any date of determination, the sum of the unused portion of the Aggregate Revolving Commitment (as defined in the Bank Credit Agreement) on such date and cash reported on the most recent cash balances of the Company and its Subsidiaries delivered pursuant to Section 7.1(k).

“Mortgage Instrument” means any mortgage, deed of trust or deed to secure debt executed by a Domestic Credit Party in favor of the Collateral Agent, for the benefit of the Secured Parties, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Mortgage Policy” means, with respect to any Mortgage Instrument, an ALTA mortgagee title insurance policy issued by a title insurance company (the “Title Insurance Company”) selected by the Collateral Agent in an amount satisfactory to the Collateral Agent, in form and substance satisfactory to the Collateral Agent.

“Mortgaged Property” means any owned real property of a Domestic Credit Party listed on Schedule 3.8(i) to the Second Amendment and any other owned real property of a Domestic Credit Party that is or will become encumbered by a Mortgage Instrument in favor of the Collateral Agent in accordance with the terms of this Agreement.

“New Bank Exposure” is defined in Section 8.7(a).

“Original Bank Credit Agreement” is defined in Section 10.16.

“Original Fixed Charge Coverage Ratio” means the Fixed Charge Coverage Ratio, as it would be calculated immediately prior to the effectiveness of the Second Amendment.

“Original Leverage Ratio” means the Leverage Ratio, as it would be calculated immediately prior to the effectiveness of the Second Amendment.

“Project Gold” means the project referred to as “Project Gold” in that certain Side Letter Agreement dated as of the Second Amendment Effective Date between the Company and the administrative agent under the Bank Credit Agreement, a copy of which was delivered to the holders of Notes on or about the Second Amendment Effective Date.

“Project Silver” means the project referred to as “Project Silver” in that certain Side Letter Agreement dated as of the Second Amendment Effective Date between the Company and the administrative agent under the Bank Credit Agreement, a copy of which was delivered to the holders of Notes on or about the Second Amendment Effective Date.

“Projections Delivery Date” has the meaning set forth in Section 7.1(i).

“Real Estate” is defined in Section 9.9(a)(iv).

“Refinanced Bank Credit Agreement” is defined in Section 10.16.

“Revised 13-Week Projections” has the meaning set forth in Section 7.1(i).

“Second Amendment” means the Second Amendment to Note Purchase and Private Shelf Agreement, dated as of July 31, 2012, to which the Company is a party.

“Second Amendment Effective Date” means July 31, 2012.

“Securities Account Control Agreement” means, with respect to securities accounts of any Domestic Credit Party, an agreement among a Domestic Credit Party, a securities intermediary, and the Collateral Agent, which agreement is in a form acceptable to the Collateral Agent and which provides the Collateral Agent with “control” (as such term is used in Articles 8 and 9 of the UCC) over the securities account(s) described therein, as the same may be as amended, modified, extended, restated, replaced, or supplemented from time to time.

“Security Agreement” means the Security Agreement dated as of the Second Amendment Effective Date, executed by the Domestic Credit Parties in favor of the Collateral Agent, for the benefit of the Secured Parties, as the same may from time to time be amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with the terms hereof and thereof.

“Security Documents” means the Pledge Agreement, the Security Agreement, the Deposit Account Control Agreement, the Mortgage Instruments and all other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the foregoing documents (including, without limitation, any intercompany promissory notes required to be pledged pursuant to the terms of this Agreement or the Security Documents) or granting to the Collateral Agent, for the benefit of the Secured Parties, as a joint and several creditor, Liens or security interests to secure, inter alia, all amounts owing under the Financing Documents whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of the Collateral Agent's security interests and liens arising thereunder, including, without limitation, UCC financing statements.
“Title Insurance Company” has the meaning set forth in the definition of “Mortgage Policy”.

“UCC” means the Uniform Commercial Code from time to time in effect in any applicable jurisdictions.

(b)The following definitions in Schedule B to the Existing Note Purchase Agreement are hereby amended and restated in their entirety as follows:
“Collateral” has the meaning given such term in the Security Agreement and shall include all other property that is or is intended to be subject to any Lien in favor of Collateral Agent for the benefit of the holders of Notes.

“Consolidated EBITDA” means, as of any date of determination for the four consecutive Fiscal Quarter period ending on such date, without duplication, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income for such period: (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period, (iii) depreciation and amortization expense for the Company and its Subsidiaries for such period, (iv) other extraordinary, unusual or non‑recurring expenses of the Company and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period, (v) beginning with the period ending June 24, 2012, cash restructuring charges in an amount not to exceed $25,000,000 in the aggregate for all periods, (vi) payments with respect to the All-Tag Litigation in an amount not to exceed $8,000,000 in the aggregate, (vii) without duplication, any fees, costs, commissions, expenses or other charges incurred during such period by the Company and its Subsidiaries in connection with the Second Amendment and the second amendment to the Bank Credit Agreement, each of which is dated as of the Second Amendment Effective Date, and (viii) any costs and expenses incurred by the Company and its Subsidiaries pursuant to Section 9.13 of this Agreement and Section 5.15 of the Bank Credit Agreement, and pursuant to its engagement of Alix Partners, LLP for the period from June 8, 2012 until the date such engagement is no longer required by the administrative agent under the Bank Credit Agreement, and minus (c) the following to the extent included in calculating such Consolidated Net Income: (i) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business and excluding any payment received pursuant to business interruption insurance) of the Company and its Subsidiaries for such period, (ii) interest income of the Company and its Subsidiaries for such period, all as determined on a consolidated basis, (iii) non-cash charges previously added back to Consolidated Net Income in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period (excluding amounts added back pursuant to subsection (b)(iv) above that become cash charges and are added back pursuant to subsection (b)(v) above) and (iv) any reimbursement on account of the Canadian Fraud Claim.
“Financing Documents” means this Agreement, the Notes, the Subsidiary Guaranty Agreement, the Security Documents, the Intercreditor Agreement and each other document, instrument or agreement delivered in connection with the transactions contemplated hereby, as each may be amended, restated or otherwise modified from time to time.
“General Debt Basket” means Indebtedness in an aggregate amount not to exceed $20,000,000 at any time outstanding.
“Intercompany Asset Sale and Investment Basket” means $35,000,000 in the aggregate during the term of this Agreement.
“Material Foreign Subsidiaries” means any Foreign Subsidiary of the Company with assets that appear on the consolidated balance sheet of the Company and its Subsidiaries (prepared in accordance with GAAP), less goodwill and other intangibles, equal to or greater than $15,000,000 at any time; provided that Checkpoint Systems Japan Co. Ltd. shall not constitute a Material Foreign Subsidiary.
“Permitted Acquisition” means any acquisition or any series of related acquisitions by a Bank Credit Party of the assets or a majority of the Voting Stock or economic interests of a Person or any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 10.3 hereof, so long as (a) no Default or Event of Default shall then exist or would exist after giving effect thereto, (b) the Credit Parties certify and demonstrate to the Required Holders that, calculated on a Pro Forma Basis giving effect to such acquisition for the four quarter period ending on the last day of each of the two consecutive Fiscal Quarters prior to such acquisition (both of which Fiscal Quarters shall have ended after the Second Amendment Effective Date), (i) the Leverage Ratio is less than or equal to 2.75 to 1.0 and (ii) the Fixed Charge Coverage Ratio is greater than or equal to 1.25 to 1.0, (c) the Target shall have executed a Subsidiary Guaranty Joinder Agreement in accordance with the terms of Section 9.7, if required by such Section, and the Credit Parties and their Subsidiaries (including the Target) shall have complied with Section 9.9, (d) immediately after giving effect to such acquisition the Bank Credit Parties shall have at least $50,000,000 (or the Foreign Currency Equivalent thereof) of cash on deposit in readily available funds (without causing any adverse tax consequences) and/or the ability to borrow under the Bank Credit Agreement without causing a violation of any covenant, (e) such acquisition is not a “hostile” acquisition and has been approved by the board of directors and/or shareholders of the applicable Bank Credit Party and the Target and (f) immediately after giving effect to such acquisition the Bank Credit Parties (in the aggregate) shall have the ability (but shall not be required) to borrow at least $20,000,000 (or the Foreign Currency Equivalent thereof) under the Bank Credit Agreement without causing a default or an event of default thereunder. Notwithstanding the foregoing, no Bank Credit Party shall be permitted to consummate any acquisition from the First Amendment Effective Date through the Fiscal Quarter ending September 23, 2012.

(c)Clause (l) of the definition of “Permitted Liens” set forth in Schedule B to the Existing Note Purchase Agreement is hereby amended and restated to read in its entirety as follows:
(l)    other Liens (other than Liens on the Collateral) not otherwise permitted by the foregoing clauses securing Indebtedness permitted under the General Debt Basket provided that (i) the fair market value of the assets of the Company and its Subsidiaries so encumbered shall not exceed the amount of the General Debt Basket and (ii) the Company will not, and will not permit any Subsidiary, to contract, create, incur, assume or permit to exist any such Lien securing Indebtedness outstanding under the Bank Credit Agreement without making effective provisions pursuant to documentation in form and substance satisfactory to the Required Holders whereby all Credit Party Obligations shall be secured by such Lien equally and ratable with or prior to any and all such Indebtedness.

2.	AMENDMENTS TO EXISTING NOTES.
(a)    The first paragraph of the form of Series A Note attached to the Existing Note Purchase Agreement as Exhibit 1.1(a) is hereby amended by adding the following sentence at the end thereof:
Notwithstanding the foregoing, effective as of the Second Amendment Effective Date, (x) the interest rate set forth in the caption of this Note and in clause (a) of the preceding sentence shall be deemed to be 5.75% per annum and (y) the interest rate set forth in clause (b)(i) of the preceding sentence shall be deemed to be 7.75% per annum; provided, however, that, (i) if, at any time during which interest on this Note is accruing at the interest rate described in the foregoing clause (x) or clause (y), the Original Leverage Ratio shall have been less than or equal to 2.75 to 1.00, and the Original Fixed Charge Coverage Ratio shall have been greater than or equal to 1.25 to 1.00, in each case as of the last day of two consecutive Fiscal Quarters after the Second Amendment Effective Date, then the interest rates referred to in the foregoing clauses (x) and (y) shall be reduced to 4.00% and 6.00%, respectively, effective as of the date five (5) Business Days after the holders of Notes have received the financial information required to be delivered under Section 7.1(a) or (b) (as the case may be) of the Note Purchase Agreement as of the end of the most recent of such Fiscal Quarters (together with the compliance certificate required to be delivered in connection therewith under Section 7.2 thereof demonstrating compliance with such ratios), and (ii) if, at any time after such interest rates have decreased in accordance with subclause (i) above, the Original Leverage Ratio shall have exceeded 2.75 to 1.00 as of the last day of any Fiscal Quarter, the interest rates referred to in the foregoing clauses (x) and (y) shall revert to 5.75% and 7.75%, respectively, effective as of the date five (5) Business Days after the earlier of (A) the date the holders of Notes have received the financial information required to be delivered under Section 7.1(a) or (b) (as the case may be) of the Note Purchase Agreement as of the end of such Fiscal Quarter (together with the compliance certificate required to be delivered in connection therewith under Section 7.2 thereof demonstrating the lack of compliance with such ratio) and (B) the date such financial statements (and compliance certificate) are required to have been delivered under Section 7.1(a) or (b) (without giving effect to any grace period) of the Note Purchase Agreement.
(b)    The first paragraph of the form of Series B Note attached to the Existing Note Purchase Agreement as Exhibit 1.1(b) is hereby amended by adding the following sentence at the end thereof:
Notwithstanding the foregoing, effective as of the Second Amendment Effective Date, (x) the interest rate set forth in the caption of this Note and in clause (a) of the preceding sentence shall be deemed to be 6.13% per annum and (y) the interest rate set forth in clause (b)(i) of the preceding sentence shall be deemed to be 8.13% per annum; provided, however, that, (i) if, at any time during which interest on this Note is accruing at the interest rate described in the foregoing clause (x) or clause (y), the Original Leverage Ratio shall have been less than or equal to 2.75 to 1.00, and the Original Fixed Charge Coverage Ratio shall have been greater than or equal to 1.25 to 1.00, in each case as of the last day of two consecutive Fiscal Quarters after the Second Amendment Effective Date, then the interest rates referred to in the foregoing clauses (x) and (y) shall be reduced to 4.38% and 6.38%, respectively, effective as of the date five (5) Business Days after the holders of Notes have received the financial information required to be delivered under Section 7.1(a) or (b) (as the case may be) of the Note Purchase Agreement as of the end of the most recent of such Fiscal Quarters (together with the compliance certificate required to be delivered in connection therewith under Section 7.2 thereof demonstrating compliance with such ratios), and (ii) if, at any time after such interest rates have decreased in accordance with subclause (i) above, the Original Leverage Ratio shall have exceeded 2.75 to 1.00 as of the last day of any Fiscal Quarter, the interest rates referred to in the foregoing clauses (x) and (y) shall revert to 6.13% and 8.13%, respectively, effective as of the date five (5) Business Days after the earlier of (A) the date the holders of Notes have received the financial information required to be delivered under Section 7.1(a) or (b) (as the case may be) of the Note Purchase Agreement as of the end of such Fiscal Quarter (together with the compliance certificate required to be delivered in connection therewith under Section 7.2 thereof demonstrating the lack of compliance with such ratio) and (B) the date such financial statements (and compliance certificate) are required to have been delivered under Section 7.1(a) or (b) (without giving effect to any grace period) of the Note Purchase Agreement.
(c)    The first paragraph of the form of Series C Note attached to the Existing Note Purchase Agreement as Exhibit 1.1(c) is hereby amended by adding the following sentence at the end thereof:
Notwithstanding the foregoing, effective as of the Second Amendment Effective Date, (x) the interest rate set forth in the caption of this Note and in clause (a) of the preceding sentence shall be deemed to be 6.50% per annum and (y) the interest rate set forth in clause (b)(i) of the preceding sentence shall be deemed to be 8.50% per annum; provided, however, that, (i) if, at any time during which interest on this Note is accruing at the interest rate described in the foregoing clause (x) or clause (y), the Original Leverage Ratio shall have been less than or equal to 2.75 to 1.00, and the Original Fixed Charge Coverage Ratio shall have been greater than or equal to 1.25 to 1.00, in each case as of the last day of two consecutive Fiscal Quarters after the Second Amendment Effective Date, then the interest rates referred to in the foregoing clauses (x) and (y) shall be reduced to 4.75% and 6.75%, respectively, effective as of the date five (5) Business Days after the holders of Notes have received the financial information required to be delivered under Section 7.1(a) or (b) (as the case may be) of the Note Purchase Agreement as of the end of the most recent of such Fiscal Quarters (together with the compliance certificate required to be delivered in connection therewith under Section 7.2 thereof demonstrating compliance with such ratios), and (ii) if, at any time after such interest rates have decreased in accordance with subclause (i) above, the Original Leverage Ratio shall have exceeded 2.75 to 1.00 as of the last day of any Fiscal Quarter, the interest rates referred to in the foregoing clauses (x) and (y) shall revert to 6.50% and 8.50%, respectively, effective as of the date five (5) Business Days after the earlier of (A) the date the holders of Notes have received the financial information required to be delivered under Section 7.1(a) or (b) (as the case may be) of the Note Purchase Agreement as of the end of such Fiscal Quarter (together with the compliance certificate required to be delivered in connection therewith under Section 7.2 thereof demonstrating the lack of compliance with such ratio) and (B) the date such financial statements (and compliance certificate) are required to have been delivered under Section 7.1(a) or (b) (without giving effect to any grace period) of the Note Purchase Agreement.
(d)    The first paragraph of each Note that is outstanding on the Second Amendment Effective Date is hereby, without any further action required on the part of any Person, deemed to be automatically amended to include the sentence included in the form of Note for the Series of which such Note is part, as set forth in the foregoing Sections 1.2(a), 1.2(b) or 1.2(c), as applicable.

3.	REPRESENTATIONS AND WARRANTIES.
To induce the Noteholders to enter into this Amendment, the Company and each Subsidiary Guarantor represents and warrants as follows (it being agreed, however, that nothing in this Section 2 shall affect any of the representations and warranties previously made by (a) the Company in or pursuant to the Existing Note Purchase Agreement or (b) each Subsidiary Guarantor in or pursuant to the Subsidiary Guaranty Agreement, and that all of such other representations and warranties, as well as the representations and warranties in this Section 2, shall survive the effectiveness of this Amendment):
1.Organization; Power and Authority.
Each Credit Party is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Credit Party has the corporate or other power and authority to execute and deliver this Amendment and to perform the provisions hereof.
2.Authorization, etc.
This Amendment has been duly authorized by all necessary corporate action on the part of each Credit Party and this Amendment constitutes a legal, valid and binding obligation of each Credit Party enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
3.Compliance with Laws, Other Instruments, etc.
The execution, delivery and performance by each Credit Party of this Amendment will not: (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than Liens created pursuant to the Financing Documents) in respect of any Material property of the Company or any of its Subsidiaries under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, memorandum and articles of association, regulations or by-laws, or other agreement or instrument to which the Company or any of its Subsidiaries is bound or by which the Company or any of its Subsidiaries or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any of its Subsidiaries, or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any of its Subsidiaries.
4.Governmental Authorizations, etc.
No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Credit Party of this Amendment other than those (if any) that have been obtained.
5.No Defaults.
After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or Event of Default.
6.Security Documents.
The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby. Except as set forth in the Security Documents, such security interests and Liens are currently (or will be, upon (a) to the extent applicable in any jurisdiction, the filing of appropriate financing statements with the Secretary of State of the state of incorporation or organization for each Domestic Credit Party, the filing of appropriate assignments or notices with the United States Patent and Trademark Office and the United States Copyright Office, and the recordation of the Mortgage Instruments, in each case in favor of the Collateral Agent, on behalf of the Secured Parties and (b) the Collateral Agent obtaining control or possession over those items of Collateral in which a security interest is perfected through control or possession) perfected security interests and Liens, prior to all other Liens other than Permitted Liens.
7.Intercompany Debt.
Set forth on Schedule 3.7 hereto, as of June 24, 2012, is a list of all intercompany Indebtedness and to the extent required by Section 9.9(a)(ii) of the Note Purchase Agreement, all such intercompany Indebtedness owing to a Credit Party is subject to a promissory note which has been pledged and delivered to the Collateral Agent as Collateral under the Security Documents.
8.Locations.
Set forth on Schedule 3.8(i) hereto, as of the Second Amendment Effective Date, is a list of all Mortgaged Properties (including the Domestic Credit Party owning such Mortgaged Property). Set forth on Schedule 3.8(ii), as of the Second Amendment Effective Date, is a list of all (a) Properties of the Domestic Credit Parties as of the Second Amendment Effective Date with street address, county, state and country (as applicable) where located, (b) locations where any tangible personal property of the Domestic Credit Parties (excluding inventory in transit or on temporary display at a customer location) is located as of the Second Amendment Effective Date, including county, state and country (as applicable) where located, (c) each headquarter location of the Domestic Credit Parties (and an indication if such location is leased or owned), (d) each other location where any significant administrative or governmental functions are performed of the Domestic Credit Parties (and an indication if such location is leased or owned), (e) each other location where the Domestic Credit Parties maintain any books or records (electronic or otherwise) (and an indication if such location is leased or owned) and (f) each location where any personal property Collateral is located at any premises leased by a Domestic Credit Party with a Collateral Value in excess of $250,000.

9.Intellectual Property.
Set forth on Schedule 3.9 hereto, as of June 24, 2012, is a list of all registered or issued Intellectual Property (as defined in the Bank Credit Agreement) (including all applications for registration and issuance) owned by each of the Domestic Credit Parties or that any of the Domestic Credit Parties has the right to (including name/title, current owner, registration or application number, and registration or application date).

10.Documents, Instruments, and Tangible Chattel Paper.
Set forth on Schedule 3.10 hereto, as of the Second Amendment Effective Date, is a description of all Documents (as defined in the UCC), Instruments (as defined in the UCC), and Tangible Chattel Paper (as defined in the UCC) of the Domestic Credit Parties with an individual value of at least $250,000.

11.Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights, Securities Accounts and Uncertificated Investment Property.
Set forth on Schedule 3.11, as of the Second Amendment Effective Date, is a description of (a) all Deposit Accounts (as defined in the UCC) of the Domestic Credit Parties, (b) Electronic Chattel Paper (as defined in the UCC) of the Domestic Credit Parties, (c) Letter-of-Credit Rights (as defined in the UCC) of the Domestic Credit Parties, (d) Securities Accounts (as defined in the UCC) of the Domestic Credit Parties and (e) uncertificated Investment Property (as defined in the UCC) of the Domestic Credit Parties, including the name and address of (i) in the case of a Deposit Account, the depository institution, (ii) in the case of Electronic Chattel Paper, the account debtor, (iii) in the case of Letter-of-Credit Rights, the issuer or nominated person, as applicable, and (iv) in the case of a Securities Account or other uncertificated Investment Property, the Securities Intermediary or issuer, as applicable.

12.Commercial Tort Claims.
Set forth on Schedule 3.12, as of the Second Amendment Effective Date, is a description of all Commercial Tort Claims (as defined in the UCC) of the Domestic Credit Parties.

13.Regulation H.
No Mortgaged Property is a Flood Hazard Property unless the Collateral Agent shall have received the following: (a) the applicable Domestic Credit Party's written acknowledgment of receipt of written notification from the Collateral Agent (i) as to the fact that such Mortgaged Property is a Flood Hazard Property and (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (b) copies of insurance policies or certificates of insurance of the applicable Domestic Credit Party evidencing flood insurance reasonably satisfactory to the Collateral Agent and naming the Collateral Agent as loss payee on behalf of the Secured Parties.

4.	CONDITIONS TO EFFECTIVENESS OF AMENDMENTS.
This Amendment shall become effective as of July 31, 2012 (the “Effective Date”) upon the satisfaction in full of the following conditions precedent:
1.Execution and Delivery of this Amendment.
Each Credit Party and the Noteholders shall have executed and delivered this Amendment.
2.Amendment to the Bank Credit Agreement.
The Noteholders shall have received a fully executed amendment to the Bank Credit Agreement providing for, among other things, substantially the same amendments to the covenants and defined terms as those set forth herein, in form and substance reasonably satisfactory to the Noteholders, and such amendment shall be in full force and effect.
3.Representations and Warranties True.

The representations and warranties set forth in Section 2 hereof shall be true and correct on such date in all respects.
4.Fees and Expenses.
The Company shall have paid all outstanding costs, expenses and fees of Prudential, the Noteholders and the Collateral Agent including, but not limited to, the reasonable fees of special counsel to Prudential and the Noteholders and special counsel to the Collateral Agent, in each case in accordance with Section 5 below.
5.Amendment Fee.
The Company shall pay to each Noteholder, on or prior to August 1, 2012, an amendment fee equal to .50% (50 basis points) of the outstanding principal amount of the Notes held by such Noteholder, such fee to be paid to the account or accounts designated by each Noteholder pursuant to Section 14 of the Existing Note Purchase Agreement.
6.Executed Security Documents.
The Noteholders shall have received the Security Agreement executed by the duly authorized officers or signatories, as applicable, of the parties thereto, in each case, conforming to the requirements of the Note Purchase Agreement.
7.Personal Property Collateral.
The Collateral Agent shall have received, in form and substance satisfactory to the Collateral Agent:
(a)     (i) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Domestic Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Collateral Agent's security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (ii) tax lien, judgment and pending litigation searches;

(b)     completed UCC financing statements or amendments to existing UCC financing statements for each appropriate jurisdiction as is necessary, in the Collateral Agent's sole discretion, to perfect the Collateral Agent's security interest in the Collateral;

(c)     searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Collateral Agent in order to perfect the Collateral Agent's security interest in the Intellectual Property of the Domestic Credit Parties; and

(d)     all instruments, documents and chattel paper in the possession of any of the Domestic Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Collateral Agent's security interest in the Collateral.

8.Liability, Casualty, Property and Business Interruption Insurance.
To the extent requested by the Collateral Agent, the Collateral Agent shall have received copies of insurance policies or certificates of insurance evidencing liability, casualty, property and business interruption insurance meeting the requirements set forth herein or in the Security Documents.
9.Organizational Documents.
Each Noteholder shall have received an officer's certificate, in form and substance reasonably satisfactory to it (a) certifying that the articles of incorporation or other organizational documents, as applicable, of each Credit Party that were delivered on the 2010 Notes Closing Date or the date on which any Credit Party was joined as a Subsidiary Guarantor pursuant to a Subsidiary Guarantor Joinder Agreement (the “Joinder Date”) remain true and complete as of the Second Amendment Effective Date (or certified updates as applicable), (b) certifying that the bylaws, operating agreements or partnership agreements of each Credit Party that were delivered on the 2010 Notes Closing Date or Joinder Date remain true and correct and in force and effect as of the Second Amendment Effective Date (or certified updates as applicable), (c) attaching copies of the resolutions of the board of directors of each Credit Party approving and adopting this Amendment, the transactions contemplated herein and authorizing execution and delivery hereof, and certifying such resolutions to be true and correct and in force and effect as of the Second Amendment Effective Date, (d) attaching certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization, (e) certifying that each officer listed in the incumbency certification contained in each Credit Party's Secretary's Certificate, delivered on the 2010 Notes Closing Date or Joinder Date remains a duly elected and qualified officer of such Credit Party and such officer remains duly authorized to execute and deliver this Amendment on behalf of such Credit Party or attaching a new incumbency certificate for each officer signing this Amendment and (f) stating that the representations and warranties set forth in Section 2 hereof are true and correct in all respects.
10.Legal Opinion.
Each Noteholder shall have received an opinion or opinions of counsel for the Credit Parties, dated the Second Amendment Effective Date and addressed to the Noteholders, which shall be in form and substance satisfactory to the Required Holders.
11.Cash flow Forecast.
Each Noteholder shall have received the Initial 13-Week Projections.
12.Intercreditor Agreement.
Each Noteholder shall have received a duly executed copy of an amendment to the Intercreditor Agreement on terms and conditions reasonably satisfactory to the Required Holders, the Administrative Agent (as defined in the Bank Credit Agreement), the Collateral Agent and the Required Lenders (as defined in the Bank Credit Agreement).

5.	EXPENSES.
The Company will promptly (and in any event within thirty days of receiving any statement or invoice therefor) pay all reasonable and documented (in summary form) out-of-pocket fees, expenses and costs relating to this Amendment, including, but not limited to, the reasonable and documented (in summary form) fees of special counsel to Prudential and the Noteholders, and special counsel to the Collateral Agent, in each case incurred in connection with the preparation, negotiation and delivery of this Amendment and any other documents related hereto.
6.MISCELLANEOUS.
1.Part of Existing Note Purchase Agreement; Future References, etc.
This Amendment shall be construed in connection with and as a part of the Note Purchase Agreement and, except as expressly amended by this Amendment, all terms, conditions and covenants contained in the Existing Note Purchase Agreement and each other Financing Document are hereby ratified and shall be and remain in full force and effect. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Note Purchase Agreement without making specific reference to this Amendment, but nevertheless all such references shall include this

Amendment unless the context otherwise requires. This Amendment shall constitute a Financing Document under the terms of the Note Purchase Agreement.
2.Reaffirmation of Subsidiary Guaranty Agreement.
By executing this Amendment each of the Subsidiary Guarantors hereby acknowledges and confirms that nothing contained herein shall modify or alter in any respect whatsoever its guaranty of the obligations of the Company pursuant to the terms of the Subsidiary Guaranty Agreement and reaffirms that the Subsidiary Guaranty Agreement is, and shall continue to remain, in full force and effect.
3.Counterparts, Facsimiles.
This Amendment may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed signature page by facsimile or e-mail transmission shall be effective as delivery of a manually signed counterpart of this Amendment.
4.Binding Effect.
This Amendment shall be binding upon and shall inure to the benefit of each Credit Party and the Noteholders and their respective successors and assigns.
5.No Actions, Claims, Etc.
As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against Prudential or any Noteholder or any of their respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Note Purchase Agreement on or prior to the date hereof.
6.General Release.
In consideration of each Noteholder's willingness to enter into this Amendment, each Credit Party hereby releases and forever discharges Prudential and each Noteholder and Prudential and such Noteholder's predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and affiliates (hereinafter all of the above collectively referred to as the “Noteholder Group”), from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, including, without limitation, all claims, demands, and causes of action for contribution and indemnity, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any Credit Party may have or claim to have against any of the Noteholder Group.
7.Governing Law.
THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.
8.Defined Terms Used in this Amendment. Terms used in this Amendment that are not otherwise defined herein or in the Note Purchase Agreement have the following meanings:
“Copyright Licenses” means any agreement, whether written or oral, providing for the grant by or to a Person of any right under any Copyright.

“Copyrights” means all copyrights in all Works, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise and all renewals thereof.
“Intellectual Property” means, collectively, all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses of the Obligors and their Subsidiaries, all goodwill associated therewith and all rights to sue for infringement thereof.
“Patent Licenses” means any agreement, whether written or oral, providing for the grant by or to a Person of any right to manufacture, use or sell any invention covered by a Patent.
“Patents” means (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof and (b) all applications for letters patent of the United States or any other country and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof.
“Trademark Licenses” means any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark.
“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers, together with the goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof and (b) all renewals thereof.
“Works” means all works which are subject to copyright protection pursuant to Title 17 of the United States Code.

[Intentionally Left Blank - Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the Effective Date.
COMPANY:
CHECKPOINT SYSTEMS, INC.

By: /s/ Raymond D. Andrews
Name: Raymond D. Andrews
Title: Senior Vice President and Chief Financial Officer

SUBSIDIARY GUARANTORS:
CHECKPOINT SYSTEMS HOLDING, INC.
By: /s/ John R. Van Zile
Name: John R. Van Zile
Title: Senior Vice President, General Counsel and Secretary
OATSYSTEMS, INC.
By: /s/ John R. Van Zile
Name: John R. Van Zile
Title: Senior Vice President, General Counsel and Secretary
CHECKPOINT INTERNATIONAL, LLC
By: /s/ Raymond D. Andrews
Name: Raymond D. Andrews
Title: President
J&F International USA, Inc.
By: /s/ Raymond D. Andrews
Name: Raymond D. Andrews
Title: Senior Vice President and Secretary
Adapt Identification, LLC
By: /s/ John R. Van Zile
Name: John R. Van Zile
Title: Secretary

NOTEHOLDERS:
THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA
By: /s/ Yvonne M. Guajardo_____________
Name: Yvonne M. Guajardo
Title: Vice President

UNITED OF OMAHA LIFE INSURANCE
COMPANY
By:    Prudential Private Placement Investors,
L.P. (as Investment Advisor)
By:    Prudential Private Placement Investors, Inc.
(as its General Partner)
By: /s/ Yvonne M. Guajardo_____________
Name: Yvonne M. Guajardo
Title: Vice President
PRUCO LIFE INSURANCE COMPANY
By: /s/ Yvonne M. Guajardo___________________
Name: Yvonne M. Guajardo
Title: Assistant Vice President
PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
By: /s/ Yvonne M. Guajardo_____________
Name: Yvonne M. Guajardo
Title: Vice President